EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company Expanded Earnings Information

For the Quarters and Year Ended December 31, 2003 and December 31, 2002

Jonesboro, GA January 13, 2004:

	Three-months ended December 31, 2003	Three-months ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2002
	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)

Total Assets	$295,660	$261,993
CCF Net Income for the Period	$618	$535	$2,363	$1,963
Basic Earnings per Share for the Period	$0.42	$0.36	$1.61	$1.34
Net Interest Margin	4.39%	4.18%	4.25%	4.24%
Efficiency Ratio	75.41%	70.45%	66.86%	69.69%
Total Loans (end of period)	$231,602	$194,189
Non-Performing Loans (end of period)	$1,549	$567
Loan Loss Provision	$135	$135	$540	$1,054
Loan Loss Reserve (end of period)	$2,693	$2,854
Total Deposit Accounts (end of period)	$249,637	$231,787
Consolidated Equity (end of period)	$19,666	$17,740

CCF Holding Company, The Holding Company for Heritage Bank, Announces Earnings For The

Quarter And Year Ending December 31, 2003.

CCF Holding Company today announced the results of its operations for the three-month and year ended December 31, 2003. The Company’s total loans at December 31, 2003 were $232 million as compared to $194 million for the period ending December 31, 2002. This represents an increase of approximately $38 million or 20%. The Company’s net interest margin for the year ended December 31, 2003 was 4.25% as compared to 4.24% for the year ended December 31, 2002. The net interest margin for the three-month periods were 4.39% at December 31, 2003 and 4.18% at December 31, 2002.

The Company’s loan loss reserve balance at December 31, 2003 was $2.7 million, or 1.16% of loans outstanding. For the period ending December 31, 2002, the loan loss reserve was $2.9 million, or 1.47% of loans outstanding. The decrease in the loan loss reserve was primarily due to the charge off of two commercial loans in the third quarter of 2003 that had been restructured and carried as non-performing since September 2002. One of these loans continues to pay as agreed under the restructure, but will now be handled as a recovery. The second loan was charged-off as a part of a negotiated settlement. The dramatic growth in loans of $38 million during the twelve-month period outpaced calculated reserve allocations and therefore contributed significantly to the decline of the reserve as a percentage of outstanding loans. Based on the bank’s internal calculation, supported by third party reviews, the allowance for loan losses remains adequate.

Non-performing loans totaled $1.5 million at December 31, 2003, which equaled 0.67% of loans outstanding. At December 31, 2002, non-performing loans of $567,000 were 0.29% of loans outstanding. The increase in non-performing loans is due primarily to one large commercial real estate loan customer that has been adversely rated due to cash flow deficiencies. No loss has been identified for this loan to date.

Earnings of $2,363,000, or $1.61 basic earnings per share, represented a growth rate of 20.15% for the year ending December 31, 2003 over the year ended December 31, 2002, which had earnings of $1,963,000, or $1.34 basic earnings per share. For the three-month period ending December 31, 2003, earnings were $618,000, or $0.42 basic earnings per share. This was an increase of 15.51%, or $83,000, over earnings for the three-month period ending December 31, 2002, of $535,000, or $0.36 basic earnings per share. Diluted earnings per share will be available in the 10KSB filing for the year-end December 31, 2003.

Consolidated equity for the Company was $19,667,000 at December 31, 2003, as compared to $17,740,000 for the period ending December 31, 2002. This is an increase of $1,927,000, or 10.86% and is primarily due to earnings for the year of $2,363,000, which were partially offset by dividend payments to shareholders of $0.24 per share, or a total dividend payout of $350,000 during 2003.

CCF Holding Company is the parent company of Heritage Bank, a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The bank has six full service offices. The Company’s stock is traded on the Nasdaq SmallCap market under the symbol “CCFH.” The information contained in this press release should be reviewed in conjunction with the Company’s 10-KSB filing when available on the EDGAR system.